Exhibit 99.1

For Immediate Release

Kronos:	Michele Glorie	Hellman & Friedman:	Steve Bruce
	Kronos Incorporated		The Abernathy MacGregor Group
	(978) 947-2855		(212) 371-5999
	mglorie@kronos.com		sb@abmac.com

Kronos® shareholders approve acquisition by Hellman & Friedman

CHELMSFORD, Mass. — June 8, 2007 — Kronos® Incorporated (Nasdaq: KRON) today announced that shareholders of the company voted to approve the merger agreement providing for the acquisition of Kronos by entities affiliated with Hellman & Friedman Capital Partners VI, L.P., a private equity investment firm. Investing alongside Hellman & Friedman is JMI Equity, a private equity firm focused on the software and business services industries. The vote was conducted at a special meeting of Kronos shareholders held today at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Mass.

Based on the preliminary tally of shares voted, the number of shares that voted to approve the merger agreement represents approximately 79% of the total number of shares of Kronos common stock outstanding and entitled to vote as of the close of business on April 30, 2007, the record date for the special meeting.

The proposed merger was announced on March 23, 2007 and is expected to close on June 11, 2007, subject to the satisfaction or waiver of the conditions set forth in the merger agreement. Under terms of the merger agreement, shareholders will receive $55.00 per share in cash for each share of Kronos common stock held.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the proposed transaction between Hellman & Friedman and Kronos, including the expected timetable for completing the transaction and any other statements about Hellman & Friedman or Kronos management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that might cause such a difference include, but are not limited to: the possibility that the merger will not close or that the closing will be delayed, and other events and factors disclosed previously and described in Kronos’ Annual Report on Form 10-K for the year ended September 30, 2006 and its Quarterly Report on Form 10-Q for the Quarter ended March 31, 2007. Kronos disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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About Kronos Incorporated

Kronos Incorporated empowers organizations around the world to effectively manage their workforce. At Kronos, we are experts who are solely focused on delivering software and services that enable organizations to reduce costs, increase productivity, improve employee satisfaction, and ultimately enhance the level of service they provide. Kronos serves customers in more than 50 countries through its network of offices, subsidiaries, and distributors. Widely recognized as a market and thought leader in managing the workforce, Kronos has unrivaled reach with more than 30 million people using a Kronos solution every day. Learn more about Kronos at www.kronos.com.

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© 2007 Kronos Incorporated. Kronos and the Kronos logo are registered trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.